EXHIBIT 99.1

MUSCLEPHARM REPORTS STRONG 2016 THIRD QUARTER FINANCIAL RESULTS

Net Loss Reduced and Cash Increased as Company’s Strategic Restructuring Turns Corner

DENVER, CO, November 9, 2016 /PRNewswire/ -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically-driven, performance lifestyle sports nutrition company, today announced financial results for the quarter ended September 30, 2016.

Operating and Financial Highlights for Third Quarter 2016 (as compared to Third Quarter 2015):

•	Reduced net loss to $1.4 million from $27.6 million;

•	Produced adjusted EBITDA of $1.3 million;

•	Decreased total product net revenue by $3.3 million to $30.7 million;

•	MusclePharm and FitMiss product net revenue increased by $5.6 million or 22% to $30.7 million (excluding the impact of the discontinued Arnold Schwarzenegger product line and BioZone revenue);

•	Inventory reduced by 58%;

•	Cash increased by $2.4 million to $5.9 million;

•	Total operating expenses reduced by 69% to $11.5 million;

•	Selling, general and administrative expenses decreased 15% to $3.9 million;

•	Salaries and benefits decreased 60% to $2.3 million;

•	Settled Capstone litigation (subsequent to the third quarter 2016.)

Ryan Drexler, MusclePharm's Interim Chief Executive Officer, President and Chairman of the Board of Directors, said: “We believe that the strong results of the third quarter validate the immense strides we have made in the implementation of our strategic restructuring program. We have turned a corner on our plan to return the Company to profitability and value creation, and anticipate continued improvement in our operating margins and expense structure going forward.”

Mr. Drexler said he was most pleased that the Company’s brand has come out of the restructuring stronger than ever, and that MusclePharm continues to build upon its status as a leading nutritional supplement innovator focusing on the needs of all athletes. “While we still have work to do, the Company is on a much stronger financial foundation than when we began the restructuring,” said Mr. Drexler. “We are making significant progress in stabilizing the Company and positioning MusclePharm for future growth.”

The Company also announced that it executed a settlement agreement related to litigation involving Capstone Nutrition. Under terms of the settlement agreement, the Company has agreed to pay to INI Buyer Inc. (a company related to Capstone Nutrition) $11.0 million within five business days following the execution of the settlement agreement. In addition, the Company has issued to INI Buyer Inc. a warrant to purchase 1,289,378 shares of the Company’s common stock. The exercise price of the warrant is $1.83 per share, subject to adjustment under certain circumstances provided for therein. The warrant has a term of four years. The Company has estimated that the aggregate grant date fair market value of the warrant is approximately $1.9 million.

The Company had previously recorded approximately $21.9 million in accounts payable and accrued liabilities associated with the Capstone liability as of September 30, 2016. Based upon the settlement, the Company anticipates recording a gain of approximately $8.9 million during the fourth quarter of 2016.

In conjunction with the settlement and as further proof of Mr. Drexler’s confidence in MusclePharm, the Company entered into a convertible secured promissory note agreement with Mr. Drexler pursuant to which he has agreed to loan the Company $11.0 million (the “2016 Convertible Note”). Proceeds from the 2016 Convertible Note will be used to fund the settlement payment. The 2016 Convertible Note is secured by all assets and properties of the Company and its subsidiaries, whether tangible or intangible. The 2016 Convertible Note carries interest at a rate of 10% per annum, or 12% if there is an event of default. Both the principal and the interest under the 2016 Convertible Note are due on November 8, 2017, unless converted earlier. Mr. Drexler may convert the outstanding principal and accrued interest into shares of the Company’s common stock for $1.83 per share at any time.

The Company concluded its restructuring plan announced in August 2015. In the third quarter of 2016, the Company closed its finance and administration office in Denver, CO, and a distribution center in Pittsburg, CA. The Company’s previous restructuring efforts include the sale of its subsidiary, BioZone Laboratories Inc. (“BioZone”), for $8.3 million (excluding the earn-out potential), a reduction in headcount from 310 employees to fewer than 90 employees, and the closure of seven facilities. The Company has also optimized product SKUs, eliminated unprofitable licensing agreements, migrated to new product suppliers and the Arnold Schwarzenegger product-line licensing agreement has been terminated. As the Company continues to execute its growth strategy and searches for additional cost savings opportunities, it anticipates continued improvement in its operating margins and expense structure.

Financial Results for Third Quarter 2016

Net revenue decreased $2.2 million, or 7%, sequentially to $30.7 million for the three months ended September 30, 2016, compared to $32.9 million for the three months ended June 30, 2016. Net revenue decreased primarily due to higher sales-related discounts for the Company’s major customers, the elimination of unprofitable licensing agreement sales, and the loss of BioZone sales in the third quarter. However, the MusclePharm and FitMiss product net revenue for the three months ended September 30, 2016 increased by $5.6 million or 22% to $30.7 million as compared to $25.1 million for the three months ended September 30, 2015, excluding the impact of the discontinued Arnold Schwarzenegger product line series and BioZone sales.

Gross profit for the third quarter 2016 was $10.2 million, or 33% of revenue, compared to $10.7 million, which was 33% of revenue in the second quarter 2016.

Operating expenses for the third quarter 2016 decreased to $11.5 million, compared to $12.2 million for the second quarter 2016 as we finalized the restructuring plan and continued to focus on optimizing our cost structure. Excluding restructuring and impairment charges, operating expenses for the third quarter 2016 decreased by $3.0 million to $9.7 million, compared to $12.7 million for the second quarter 2016.

Net loss for the third quarter 2016 was $1.4 million, compared to $4.2 million in the second quarter 2016.

Adjusted EBITDA, a financial measure outside of U.S Generally Accepted Accounting Principles (“GAAP”), was income of $1.3 million for the third quarter 2016 compared to a loss of $43,000 for the second quarter 2016. Adjusted EBITDA excludes depreciation, amortization, interest, taxes, stock-based compensation, restructuring charges and other expenses. See “Non-GAAP Financial Measures” below.

Conference Call Information

As a result of management's focus on executing the Capstone litigation settlement and improving liquidity, there will be no third quarter conference call to discuss results.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this earnings release discloses Adjusted EBITDA, which is loss from operations adjusted for income taxes, depreciation and amortization of property and equipment, amortization of intangible assets, provision for doubtful accounts, amortization of prepaid stock compensation, amortization of prepaid sponsorship fees, stock-based compensation, issuance of common stock warrants, other expense, net, loss on sale of subsidiary, restructuring and asset impairment charges. Management believes that these non-GAAP measures provide investors with important additional perspectives into our ongoing business performance.

The GAAP measure most directly comparable to Adjusted EBITDA is income (loss) from operations. The non–GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to net income (loss). Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net earnings and is defined differently by different companies, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

About MusclePharm Corporation

MusclePharm® is a scientifically-driven, performance lifestyle company that develops, manufactures, markets and distributes branded nutritional supplements. The Company offers a range of powders, capsules, tablets and gels. Its portfolio of recognized brands includes MusclePharm® Sport Series, Black Label and Core Series, and FitMiss™, which are available in more than 120 countries and over 50,000 retail outlets worldwide. The clinically-proven supplements are developed through a six-stage research process utilizing the expertise of leading nutritional scientists, doctors and universities. MusclePharm is the innovator of the sports nutrition industry. For more information, visit http://www.musclepharm.com. To sign up to receive MusclePharm news via email, please visit http://ir.musclepharmcorp.com/email-alerts.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the Securities and Exchange Commission, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

MusclePharm Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	$5,894	$7,081
Accounts receivable, net of allowance for doubtful accounts of $329 and $347 as of September 30, 2016 and December 31, 2015	15,872	22,003
Inventory	8,047	12,549
Prepaid giveaways	65	307
Prepaid stock compensation	—	1,641
Prepaid expenses and other current assets	3,021	3,698
Total current assets	32,899	47,279
Property and equipment, net	3,298	6,693
Investments, long-term	—	977
Intangible assets, net	1,718	8,652
Other assets	420	180
TOTAL ASSETS	$38,335	$63,781
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$36,093	$39,652
Accrued liabilities	10,065	12,526
Accrued restructuring charges, current	1,728	9,140
Obligation under secured borrowing arrangement	—	—
Convertible note with a related party, net of discount	5,988	—
Line of credit	—	3,000
Term loan	—	2,949
Other debt obligations	11	21
Total current liabilities	53,885	67,288
Convertible note with a related party, net of discount	—	5,952
Accrued restructuring charges, long-term	787	279
Other long-term liabilities	103	330
Total liabilities	54,775	73,849
Commitments and contingencies
TOTAL STOCKHOLDERS’ DEFICIT	(16,440)	(10,068)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$38,335	$63,781

MusclePharm Corporation

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Three Months Ended June 30,	Nine Months Ended September 30,
	2016	2015	2016	2016	2015
Revenue, net	$30,694	$33,982	$32,867	$106,473	$125,780
Cost of revenue (1)	20,497	23,512	22,181	70,377	83,428
Gross profit	10,197	10,470	10,686	36,096	42,352
Operating expenses:
Advertising and promotion	1,905	7,093	2,686	8,878	22,603
Salaries and benefits	2,291	5,681	3,292	15,203	20,505
Selling, general and administrative	3,937	4,647	4,424	12,604	14,730
Research and development	270	1,437	531	1,664	3,323
Professional fees	1,315	1,980	1,742	4,445	5,499
Restructuring and other charges	1,667	16,650	(4,820)	(2,579)	16,650
Impairment of assets	137	—	4,313	4,450	—
Total operating expenses	11,522	37,488	12,168	44,665	83,310
Loss from operations	(1,325)	(27,018)	(1,482)	(8,569)	(40,958)
Loss on sale of subsidiary	—	—	(2,115)	(2,115)	—
Other expense, net	(122)	(559)	(592)	(1,426)	(1,090)
Loss before provision for income taxes	(1,447)	(27,577)	(4,189)	(12,110)	(42,048)
Provision for income taxes	—	71	7	138	104
Net loss	$(1,447)	$(27,648)	(4,196)	$(12,248)	$(42,152)

Net loss per share, basic and diluted	$(0.10)	$(2.01)	(0.30)	$(0.88)	$(3.12)

Shares used to compute net loss per share, basic and diluted	13,978,833	13,723,213	13,874,209	13,886,496	13,504,455

(1)	Cost of revenue for the three and nine months ended September 30, 2016 included restructuring charges of $0.1 million and $2.3 million, respectively, related to write-down of inventory for discontinued products. Cost of revenue for the three and nine months ended September 30, 2015 included restructuring charges of $1.3 million, respectively, related to write-down of inventory for discontinued products. Cost of revenue for the three months ended June 30, 2016 included restructuring charges of $0.5 million related to write-down of inventory for discontinued products.

MusclePharm Corporation

Reconciliation to Non-GAAP Income (Loss) to GAAP Net Loss

(In thousands)

(unaudited)

	Nine Months Ended		Three Months Ended				Three Months Ended
	Sept. 30, 2016	Sept. 30, 2015	Sept. 30, 2016	June 30, 2016	Mar. 31, 2016	Year Ended Dec. 31, 2015	Dec. 31, 2015	Sept. 30, 2015	June 30, 2015	Mar. 31, 2015
Net loss	$(12,248)	$(42,152)	$(1,447)	$(4,196)	$(6,605)	$(51,858)	$(9,706)	$(27,648)	$(7,025)	$(7,479)
Non-GAAP adjustments:
Stock-based compensation	4,981	8,690	(116)	427	4,670	12,705	4,015	2,154	4,013	2,523
Restructuring and asset impairment charges	4,100	17,912	1,864	—	2,236	21,235	3,323	17,912	—	—
Loss on sale of subsidiary	2,115	—	—	2,115	—	—	—	—	—	—
Amortization of prepaid sponsorship fees	1,055	5,363	211	146	698	6,255	892	2,111	1,821	1,431
Other expense, net	1,426	1,090	122	592	712	1,806	716	559	348	183
Amortization of prepaid stock compensation	938	3,198	—	235	703	3,901	703	962	1,127	1,109
Depreciation and amortization of property and equipment	1,162	1,330	346	389	427	1,760	430	492	456	382
Amortization of intangible assets	496	776	80	196	220	1,055	279	278	273	225
Stock-based compensation related to issuance of common stock to a related party for guaranty of debt	—	—	—	—	—	80	80	—	—	—
(Recovery) provision for doubtful accounts	234	168	225	43	(34)	219	51	70	68	30
Issuance of common stock warrants to third parties for services	6	62	—	3	3	65	3	12	17	33
Provision for income taxes	138	104	—	7	131	105	1	71	21	12
Adjusted EBITDA	$4,403	$(3,459)	$1,285	$(43)	$3,161	$(2,672)	$787	$(3,027)	$1,119	$(1,551)

Investors:

MusclePharm Investor Relations

303-396-6100

investors@musclepharm.com

Or

Media:

Brian Casutto

303-396-6100

media@musclepharm.com

Source: MusclePharm Corporation